Exhibit 21

WGL HOLDINGS, INC.
Subsidiaries of the above registrant as of September 30, 2002

	Percent of
	Voting
Subsidiary Relationship Denoted by	Securities
Indentation	Owned	State of Incorporation

WGL Holdings, Inc. (Parent)		Virginia
Washington Gas Light Company	100%	Virginia and the District of Columbia
Hampshire Gas Company	100%	West Virginia
Crab Run Gas Company	100%	Virginia
Washington Gas Resources Corp.	100%	Delaware
American Combustion Industries, Inc.	100%	Maryland
Washington Gas Credit Corporation	100%	Delaware
Washington Gas Consumer Services, Inc.	100%	Delaware
Washington Gas Energy Services, Inc.	100%	Delaware
Washington Gas Energy Systems, Inc.	100%	Delaware
WG Maritime Plaza I, Inc.	100%	Delaware
Brandywood Estates, Inc.	100%	Delaware
Primary Investors, LLC (a)	50%	Delaware

(a)	As of September 30, 2002, WGL Holdings, Inc. had no net investment in Primary Investors, LLC. Effective October 15, 2002, WGL Holdings, Inc. transferred all of its interests in Primary Investors, LLC to Thayer Capital Partners.